    As filed with the Securities and Exchange Commission on November 25, 1997

                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                             CREATIVE BAKERIES, INC.
             (Exact name of Registrant as specified in its charter)

          NEW YORK                                 20 PASSAIC AVENUE                                13-3832215
(State or other jurisdiction of              FAIRFIELD, NEW JERSEY 07004                         (I.R.S. Employer
 incorporation or organization)                     973-808-8248                              Identification Number)

                          (Address, including zip code,
                      and telephone number, including area
                         code, of Registrant's principal
                               executive offices)

                                   ----------

                                  Philip Grabow
          Chairman of the Board, President and Chief Executive Officer
                             Creative Bakeries, Inc.
                                20 Passaic Avenue
                           Fairfield, New Jersey 07004
                                  973-808-8248

                                ----------------

 (Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)

                                   ----------

             Copies of all communications, including communications
                 sent to agent for service, should be sent to:

                           Samuel F. Ottensoser, Esq.
                             Baer arks & Upham LLP
                                805 Third Avenue
                            New York, New York 10022
                                 (212) 702-5700

                                   ----------

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be ade pursuant to Rule 434, please check the following box.[ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE
                                 (see next page)

                                   ----------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall rile a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                                 CALCULATION OF REGISTRATION FEE
===============================================================================================================================
    Title of Each Class                                   Proposed Maximum
       of Securities                Amount to be           Offering Price          Proposed Maximum          Amount of
      to be Registered             Registered(2)            Per Share(3)        Aggregate Offering Price  (Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value....  2,872,500(1)               $1.75                  $5,026,875              $1,523.30
===============================================================================================================================

(1) Includes the registration for resale of: (a) 2,003,750 shares of Common Stock issuable upon the exercise in full of warrants to purchase 1,996,250 shares of Common Stock (subject to adjustments), with an exercise price of $2.50 per share; (b) 100,000 shares of Common Stock issuable upon the exercise in full of warrants to purchase 100,000 shares of Common Stock (subject to adjustments), with an exercise price of $1.8750 per share; and (c) 776,250 shares of Common Stock issued in October 1997 upon the exercise of outstanding warrants.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, such number of shares of Common Stock registered hereby shall include an indeterminate number of additional shares of Common Stock which may be issued upon the occurrence of certain events in accordance with the applicable terms and provisions with respect to the Options or the Warrants, including stock splits, stock dividends or similar transactions or anti-dilution adjustments.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of the Common Stock on the Nasdaq SmallCap Market on November 19, 1997.

PROSPECTUS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                 SUBJECT TO COMPLETION, DATED November 25, 1997
                        2,872,500 Shares of Common Stock
                             CREATIVE BAKERIES, INC.

        This prospectus (the "Prospectus") relates to the offer and sale (the "Offering") by the selling securityholders (the "Selling Securityholders") of shares (collectively, the "Shares") of common stock, $0.001 par value per share (the "Common Stock") of Creative Bakeries, Inc., a New York corporation (the "Company"). The Shares offered hereby include 1,996,250 shares of Common Stock (subject to adjustments) issuable upon exercise in full of warrants ("Warrants") to purchase an aggregate of 1,996,250 shares of Common Stock, at an exercise price of $2.50 per share, and 100,000 shares of Common Stock (subject to adjustments) issuable upon the exercise in full of options ("Options") to purchase 100,000 shares of Common Stock, at an exercise price of $1.8750 per share. The Warrants expire December 31, 2000 and the Options expire December 1998. See "Selling Securityholders," "Plan of Distribution" and "Description of Capital Stock."

        The Company will not receive any proceeds from the sale of the Shares offered hereby, but will receive proceeds from the exercise, if any, of the Warrants and the Options. The Company will bear the expenses of this Offering. The Company estimates that it will incur an aggregate of approximately $16,900 in expenses in connection with this Offering. The Company is required to effectuate this Offering pursuant to agreements between the Company and certain of the Selling Securityholders. See "Description of Capital Stock."

        The Common Stock is listed on The Nasdaq SmallCap Market under the symbol "CBAK." On November 19, 1997, the closing sale price of the Common Stock as reported on The Nasdaq SmallCap Market was $1.75 per share.

        The Shares offered hereby involve a high degree of risk. Prospective purchasers should carefully consider the factors set forth under the caption "Risk Factors" beginning on page 2 of this Prospectus.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The Selling Securityholders and any other person participating in the distribution of the Shares offered hereby will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, including Rules 101 through 104, and such provisions may limit the timing of purchases and sales of the Shares. The Shares offered hereby may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), by the Selling Securityholders in one or more transactions on The Nasdaq SmallCap Market, in negotiated transactions, or a combination of such transactions. The Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares directly to purchasers or through underwriters or broker-dealers who may effect such transactions by selling the shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom the underwriters or broker-dealers may act as agent or to whom they sell as principal or both.

              The date of this Prospectus is _______________ , 1997

                                  RISK FACTORS

        The Common Stock being offered hereby involves a high degree of risk. Prior to making any investment decision, prospective investors should carefully consider the following factors, in addition to the other information presented in this Prospectus relating to the business of the Company and the Offering.

        HISTORY OF LOSSES. For the fiscal years ended December 31, 1996 and December 31, 1995, the Company generated net sales of $4,232,616 and $1,741,014, respectively, and incurred net losses of $4,978,127 and $1,861,221, respectively. For at least the current fiscal year, the Company will continue to incur substantial losses from operations as a result of, among other things, its expansion efforts. There can be no assurance that the Company's operations will achieve profitability at any time in the future or, if achieved, sustain such profitability.

        EXPLANATORY PARAGRAPH IN INDEPENDENT AUDITOR'S REPORT. The Company's independent auditors included an explanatory paragraph in their report on the Company's financial statements as of December 31, 1996 and 1995 and for the years then ended incorporated by reference in this Prospectus stating that certain factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing and to generate sufficient cash flow to meet its obligations on a timely basis. The Company anticipates that it will continue to incur operating losses for the foreseeable future. There can be no assurance that the Company can continue as a going concern.

        NEED FOR ADDITIONAL FINANCING; INCREASE IN OPERATING COSTS; AVAILABILITY OF SUPPLIES. The Company had a working capital deficiency at September 30, 1997 of approximately $1,129,729. The Company believes it has adequate capital to fund current operations for the next 12 months. However, the Company may be required to obtain additional financing earlier in order to continue its operations and expansion strategy and maintain the listing of its Common Stock on The Nasdaq SmallCap Market or otherwise. There can be no assurance that additional funds will be available when needed, or if available, will be on favorable terms or in the amounts required by the Company. If adequate funds are not available to the Company when needed, it may be required to delay, scale back or eliminate some or all of its efforts or other operations, which will have a material adverse effect on the Company's business, results of operations and prospects. Any future issuances of the Company's securities will cause dilution to the Company's then existing stockholders, which in certain circumstances could be substantial.

        In January 1997, the Company acquired all of the outstanding capital stock of J.M. Specialties, Inc. ("JMS") and in August 1997, the Company acquired all of the outstanding capital stock of Chatterley Elegant Desserts, Inc. ("Chatterley"). The continuation of the Company's expansion strategy will, at least initially with respect to each acquisition, result in an increase in operating costs which, in turn, could adversely affect the Company's business, financial condition or results of operations. In addition, factors such as inflation, increased food costs, construction cost overruns, increased labor and employee benefit costs and the retention of qualified management and hourly employees may increase its operating costs.

        The Company currently purchases all of its ingredients, such as butter, eggs, sugar and flour, from three suppliers. The costs of such items, like other commodities, is subject to fluctuations due to changes in economic conditions, weather, demand and other factors, many of which are beyond the Company's control. The Company historically has been able to pass significant price increases through to its customers. However, no assurance can be given that it will be able to do so in the future. In addition, increases in coffee prices could have a material adverse effect on the Company's results of operations. The Company believes that alternative sources for its ingredients are readily available and does not believe that the loss of any of its current suppliers would have a material adverse effect on its business, financial condition or results of operations.

        SUCCESS OF EXPANSION STRATEGY; RECENT ACQUISITIONS; CONTINUATION OF LICENSE AGREEMENT WITH MACY'S. The Company intends to significantly increase its institutional/wholesale and mail order operations. In January 1997, the Company acquired all of the outstanding capital stock of JMS and in August 1997, the Company acquired all of the outstanding capital stock of Chatterley. JMS and Chatterley are wholesale bakery operations. In addition, the Company presently operates four retail stores in New York City under the name William Greenberg Jr. Desserts and Cafes, including a cafe at Macy's Herald Square. Having recently embarked on its expansion strategy, there can be no assurance that the Company will successfully implement its strategy or that its strategy will result in profitability. Consistent with its business strategy, the Company anticipates entering into new geographic regions in which it has no previous operating experience. No assurance can be given that Greenberg's will be successful in geographic areas outside of the New York City area.

        The Company is also party to a license agreement with Macy's East, Inc. ("Macy's") which is automatically renewable for successive one year periods. Macy's or the Company has the right, at any time within 90 days of each renewal term, to terminate the license. While the Company has no reason to believe that the license will not be renewed annually, no assurance can be given that Macy's or the Company will continue to renew the license. In the event the license is not renewed, the Company's business, financial condition or results of operations may be materially and adversely affected.

        DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the experience, abilities and continued services of Philip Grabow, the Company's Chairman of the Board, President and Chief Executive Officer, and David Abrahami, the Company's Chief Operating Officer. The Company has entered into employment agreements with each of these individuals. The loss of services of any one of these individuals or other key personnel could have a material adverse effect on the Company's business, financial condition or results of operations.

        CONTROL OF COMPANY BY MANAGEMENT. Philip Grabow owns 500,000 sharesof Common Stock and Yona Abrahami, Chief Operating Officer of the Company's Chatterley division and wife of David Abrahami, owns 1,300,000 shares of Common Stock (subject to reduction in accordance with an agreement to be negotiated between the Company and Ms. Abrahami), together representing an aggregate of approximately 35% of the issued and outstanding shares of Common Stock of the Company (excluding warrants to purchase 300,000 shares of Common Stock owned by Mr. Grabow, and 100,000 Options and Warrants to purchase 140,000 shares of Common Stock owned by Mr. Abrahami). Accordingly, Mr. Grabow and Ms. Abrahami will be able to effectively control the election of the Company's Board of Directors and in general to effectively determine the outcome of any corporate transaction or other matters submitted to the Company's shareholders for approval including mergers, acquisitions, consolidations or the sale of all or substantially all of the Company's assets. See "Description of Securities."

        POTENTIAL LIABILITY; AVAILABILITY OF INSURANCE. The Company, from time to time, is subject to lawsuits as a result of its business and currently maintains insurance relating to personal injury and product liability in amounts that it considers adequate and customary for the food industry. While the Company has been able to obtain such insurance in the past, no assurances can be given that it will be able to maintain these insurance policies in the future. In addition, any successful claim against the Company, in an amount exceeding its insurance coverage, could have a material adverse effect on its business, financial condition or results of operations.

        GOVERNMENT REGULATION; MAINTENANCE OF LICENSES AND CERTIFICATION. The Company is subject to numerous state regulations relating to the preparation and sale of food. It is also subject to federal and state laws governing the Company's relationship with employees, including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements. The failure to obtain or retain the required food licenses or to be in compliance with applicable governmental regulations, or any increase in the minimum wage rate, employee benefits costs (including costs associated with mandated health insurance coverage) or other costs associated with employees, could adversely affect the business, financial condition or results of operations of the Company. Changes in the laws regarding the minimum wage rate and other employee benefits and the preparation and sale of food could adversely affect the Company's operations as well as the food industry in general. In addition, the Company's products are certified as kosher by independent entities. The Company believes that it will continue to meet the kosher certification requirements. However, to the extent that the Company relies on its kosher clientele, the failure to retain or obtain such certification in the future could have a material adverse effect on the Company's business, financial condition or results of operations.

        RISKS ASSOCIATED WITH FOOD SERVICE INDUSTRY. The results of operations of food service businesses are affected by, among other things, changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number, and location of competing units. Food service companies also can be substantially adversely affected by publicity resulting from poor food quality, illness, injury, health concerns, methods of food preparation or operating difficulties. There can be no assurance that the Company will be able to maintain the quality of its food products or avoid adverse publicity in the event of an illness, injury or the like. In addition, the Company is dependent on frequent deliveries of fresh ingredients and is therefore subject to the risk that shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability, quality, and cost of such ingredients. To the extent that the Company supplies baked goods to various restaurants and caterers, the Company is subject to frequent menu changes by such customers adding and deleting items. Accordingly, the Company is subject to the additional risk of order cancellations and increases, often on short notice.

        COMPETITION. The baking industry is a highly competitive and highly fragmented industry. Competition in both the retail and institutional/wholesale baking industry is based on product quality, brand name loyalty, price and customer service. The Company competes with national, regional and local retail and wholesale bakeries as well as supermarket chains that have in-store bakeries. Many of these competitors are larger, more established and have greater financial and other resources than the Company. The specialty coffee/cafe business has become increasingly competitive and relatively few barriers exist to entry. Some of the Company's major competitors include Au Bon Pain, Karps, Pillsbury, Country Muffins and Bake-N-Joy. Competitors with significant economic resources in the baking industry or existing non-specialty and specialty coffee/cafe businesses could, at any time, enter the wholesale or retail bakery/cafe business.

        QUARTERLY FLUCTUATIONS; SEASONALITY; POSSIBLE VOLATILITY OF STOCK PRICE. The Company's operating results are subject to seasonal fluctuations. Historically, the Company has realized its highest level of sales in the second and fourth quarters due to increased sales during the Thanksgiving, Christmas, Chanukah, Easter and Passover seasons. In addition, the Company's operating results could be subject to quarterly fluctuations due to the timing of the opening of additional cafes and kiosks. Such quarterly variations could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock markets in the United States have, from time to time, experienced significant price and volume fluctuations that are unrelated or disproportionate to the operating performance of individual companies. Such fluctuations may adversely affect the price of the Company's Common Stock.

        CONTINUED QUOTATION ON THE NASDAQ SMALLCAP MARKETS; STRICT MAINTENANCE CRITERIA. The Company's Common Stock has been listed on the Nasdaq SmallCap Market since October 1995. The maintenance criteria for continued quotation on the Nasdaq SmallCap Market have recently become more strict. Recent rule changes have increased certain quantitative and qualitative thresholds that issuers (including the Company) must satisfy. No assurance can be given that the Company will be able to continue to meet such criteria following this Offering. Failure to meet the maintenance criteria in the future may result in the delisting of the Common Stock. In such event, an investor will likely find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, any delisting may cause the Common Stock to become subject to "penny stock" regulations promulgated by the Securities and Exchange Commission. Under such regulations, broker-dealers are required, among other things, to comply with disclosure requirements and special investor suitability determinations prior to a sale. If the Common Stock becomes subject to these regulations, the market price of the Common Stock and liquidity thereof would be adversely affected. See "Description of Securities."

        STATE REGISTRATION REQUIRED FOR SALES OF SHARES. Under the securities laws of certain states, the Shares may not be sold unless they are qualified for sale or are exempt from registration under the state securities laws of the state in which the prospective purchaser resides.

        DILUTION. As of the date of this Prospectus, there are outstanding (i) Options to purchase 100,000 shares of Common Stock, (ii) Warrants to purchase 1,996,250 shares of Common Stock and (iii) other warrants to purchase 1,276,305 shares of Common Stock. The exercise of all or a substantial portion of all of the outstanding Options and warrants (including the Warrants), and the issuance of any additional securities which are exercisable for or convertible into shares of Common Stock, will have a dilutive effect, which could be substantial, on the value of the then outstanding shares of Common Stock.

        POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK. The Company's Restated Certificate of Incorporation authorizes the issuance of 2,000,000 shares of Preferred Stock, with designations, rights and preferences as determined from time to time by the Board of Directors. As a result of the foregoing, the Board of Directors can issue, without further shareholder approval, Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock could, under certain circumstances, discourage, delay or prevent a change in control of the Company. Although the Company has no plans to issue any shares of Preferred Stock, there can be no assurance that it will not issue Preferred Stock at some future date.

        SHARES ELIGIBLE FOR FUTURE SALE. As of the date of this Prospectus, there are 5,231,750 shares of Common Stock outstanding. Of such shares, approximately 2,860,752 shares of Common Stock are "restricted securities" under Rule 144 of which 500,000 shares will be eligible for sale under Rule 144 in January 1998, 30,000 shares will be eligible for sale under Rule 144 in June 1998, 40,000 shares will be eligible for sale under Rule 144 in July 1998, 1,300,000 shares will be eligible for sale under Rule 144 in August 1998, and 706,250 shares will be eligible for sale under Rule 144 in October 1998. Of such shares, 776,250 are being registered herein. The remaining 284,502 outstanding restricted securities may be sold only pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or an applicable exemption, including pursuant to Rule 144. Under Rule 144, a person who has owned Common Stock for at least one year may, under certain circumstances, sell within any three-month period, a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the restricted securities for the last two years, is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements. Sales or the expectation of sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the prevailing market price of the Common Stock.

                                 USE OF PROCEEDS

        The Selling Securityholders will receive all of the proceeds from the sale of the Shares offered hereby. The Company will not receive any proceeds from the sale of the Shares. However, 1,996,250 of the Shares offered hereby are issuable upon the exercise of outstanding Warrants to purchase shares of Common Stock (subject to adjustments) at $2.50 per share and 100,000 of the Shares are issuable upon the exercise of outstanding Options to purchase shares of Common Stock at $1.8750 per share. If all of the Warrants and Options are exercised by the Selling Securityholders, the Company estimates that it would receive aggregate gross cash proceeds of approximately $5,178,125. The Company expects to use the proceeds it receives from the exercise of the Warrants and the Options, if any, for general corporate purposes.

                             SELLING SECURITYHOLDERS

        The following Selling Securityholders beneficially own as of the date of this Prospectus and may offer hereby the number of shares of Common Stock set forth opposite their respective names (assuming the exercise of all of the Warrants and Options held by such holders into shares of Common Stock as of the date of this Prospectus. The Shares offered pursuant to this Prospectus may be offered from time to time by the Selling Securityholders named below or their nominees. The Selling Securityholders are under no obligation to sell all or any portion of the Shares pursuant to this Prospectus. In addition, because the Selling Securityholders are not obligated to sell all or a portion of their Shares pursuant to this Prospectus, the Company is unable to ascertain the number of shares of Common Stock that will be beneficially owned by each Selling Securityholder following the termination of the Offering.

        The Company will bear the expenses of this Offering. Except as provided in this Prospectus, no Selling Securityholder has held any position or office or had any other material relationship with the Company within the past three years. The Selling Securityholders will receive all of the proceeds from the sale of the Shares offered hereby. The Company will not receive any proceeds from the sale of such Shares. However, 1,996,250 of the Shares offered hereby are issuable upon the exercise of outstanding Warrants to purchase shares of Common Stock (subject to adjustments) at $2.50 per share and 100,000 of the Shares are issuable upon the exercise of outstanding Options to purchase shares of Common Stock at $1.8750 per share. If all of the Warrants and Options are exercised by the Selling Securityholders, the Company estimates that it would receive gross cash proceeds of approximately $5,178,125. See "Plan of Distribution."

        Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities, except to the extent that such authority is shared by spouses under applicable law or as otherwise noted below. The information in the table concerning the Selling Securityholders is based on information provided to, or known by, the Company. Information concerning the Selling Securityholders may change from time to time after the date of this Prospectus. See "Risk Factors," "Plan of Distribution" and "Description of Capital Stock."


                                                        SHARES OF               SHARES OF
                                                   COMMON STOCK OWNED     COMMON STOCK OFFERED
NAME OF SELLING SECURITYHOLDER                    PRIOR TO OFFERING(1)   PURSUANT TO OFFERING(1)
------------------------------                    --------------------   -----------------------
Interequity Partners, L.P.(2)...............             30,000                   30,000
Philip Grabow(3)............................            300,000                  300,000
Limor Beck(4)...............................             21,500                   21,500
Eddy Ortega(5)..............................              1,000                    1,000
August Jean Pierre(5).......................              1,000                    1,000
Wilson Pierre(5)............................              1,000                    1,000


                                                        SHARES OF               SHARES OF
                                                   COMMON STOCK OWNED     COMMON STOCK OFFERED
NAME OF SELLING SECURITYHOLDER                    PRIOR TO OFFERING(1)   PURSUANT TO OFFERING(1)
------------------------------                    --------------------   -----------------------
Juan Hernandez(5)...........................                500                      500
Stephen Fass(6).............................            110,000                  110,000
Maria Marfuggi(7)...........................            100,000                  100,000
Raymond McKinstry(8)........................             50,000                   50,000
Andrew Kaplan(9)............................             10,000                   10,000
Lawrence Kaplan(9)..........................             10,000                   10,000
Douglas Kaplan(9)...........................             10,000                   10,000
Madeline Kaplan(9)..........................             10,000                   10,000
Barry Kaplan(9).............................             10,000                   10,000
Geraldine P. Baileys, Trustee, Baileys
Family Trust UTA(10)........................            606,250                  606,250
Adjunct & Co.(11)...........................            500,000                  500,000
Fortuna Investment Partners, L.P.(12).......            550,000                  550,000
Murray Bacal(13)............................            112,500                  112,500
Pearlman Family Revocable Trust(14).........             56,250                   56,250
Ed Herschenfeld(15).........................              1,250                    1,250
Crafted Cabinets Inc.(16)...................             20,000                   20,000
Joseph Mafucci(17)..........................              1,250                    1,250
Rozanne Teitelbaum(18)......................             50,000                   50,000
David Abrahami(19)..........................            280,000                  280,000
Willa Rose Abramson(20).....................             30,000                   30,000



----------------------
(1) This table assumes that an aggregate of 1,996,250 shares of Common Stock (subject to adjustments) are issuable upon the exercise of Warrants to purchase shares of Common Stock at an exercise price of $2.50 per share, and 100,000 shares of Common Stock (subject to adjustments) are issuable upon exercise of the Options to purchase an aggregate of 100,000 shares of Common Stock at an exercise price of $1.8750 per share. See "Risk Factors - Dilution," "Plan of Distribution" and "Description of Capital Stock."

(2) In July 1995, in order to finance certain acquisitions, the Company obtained a senior, secured term loan represented by two promissory notes issued to InterEquity Capital Partners, L.P. ("InterEquity"). One promissory note was in the original principal amount of $1,999,000 (the "Amortizing Note") and the other was in the original principal amount of $1,000 (the "Convertible Note"). The term loan was secured by substantially all of the Company's assets. The Convertible Note was convertible into shares of Common Stock or a warrant to purchase capital stock of the Company. Upon consummation of the Company's initial public offering of 1,000,000 Common Shares (the "Public Offering"), which occurred in October 1995, the Company used a portion of the net proceeds of the Public Offering to pay the term loan in full, together with accrued interest, and a prepayment penalty ($530,000). As a result, the liens against the Company's assets and the collateral assignments were terminated. In addition, upon consummation of the Public Offering, InterEquity paid the Company $1,000 and converted the

        Convertible Note into a six-year warrant exercisable to purchase, on one occasion, 6% of the Company's issued and outstanding capital stock on a fully diluted basis at the time of exercise. In addition, the Company has granted InterEquity an option to put those shares acquired by InterEquity upon the conversion of the warrant to the Company commencing on July 10, 2000 through July 31, 2005 if the Common Shares have not been listed or admitted to trading on a national securities exchange and/or are not quoted on an automated quotations system at the time the put is exercised, at a price equal to a multiple of earnings as defined in the loan agreement between the parties or a price established by independent appraisal. In addition, pursuant to the terms of the loan agreement, the Company has granted InterEquity certain "piggyback" registration rights with respect to the shares of Common Stock issuable upon exercise of the warrant. The Shares being offered hereby include 30,000 shares issuable upon exercise of such warrant.

(3) In January 1997, the Company entered into a stock purchase agreement with Mr. Grabow, pursuant to which the Company purchased from Mr. Grabow of all the outstanding shares of JMS in exchange for (i) $900,000 in cash, (ii) 500,000 shares of the Common Stock of the Company and (iii) 350,000 warrants, each exercisable to purchase one share of Common Stock of the Company at an exercise price of $2.50 per share until December 31, 2000. Includes 300,000 Shares issuable upon exercise of such warrants. The Shares are being included herein in accordance with a certain registration rights agreement. Mr. Grabow is Chairman of the Board, President and Chief Executive Officer of the Company.

(4) Includes 21,500 Shares issuable upon the exercise of Warrants. The Warrants are exercisable at $2.50 per share and expire December 31, 2000. Ms. Beck is Secretary of the Company.

(5) Includes Shares issuable upon exercise of Warrants granted to this employee of the Company. The Warrants are exercisable at $2.50 per share and expire December 31, 2000.

(6) Mr. Fass is a former officer and director of the Company. Includes 50,000 Shares issuable upon the exercise of Warrants issued to Mr. Fass while he served as a director and 60,000 Shares issuable upon the exercise of Warrants granted to Mr. Fass in connection with a settlement agreement dated as of May 30, 1997 between the Company and Mr. Fass.

(7) Ms. Marfuggi is a former officer and director of the Company. Includes 50,000 Shares issuable upon the exercise of Warrants granted to Ms. Marfuggi while she served as a director of the Company and 50,000 Shares issuable upon exercise of Warrants granted to Ms. Marfuggi in connection with a settlement agreement dated June 13, 1997 between the Company and Ms. Marfuggi. The Warrants are exercisable at $2.50 per share and expire December 31, 2000.

(8) Mr. McKinstry is a director of the Company. Includes 50,000 Shares issuable upon the exercise of Warrants. The Warrants are exercisable at $2.50 per share and expire December 31, 2000.

(9) Includes an aggregate of 50,000 Shares issuable upon the exercise of Warrants granted to the Kaplans (Warrants to purchase 10,000 Shares each) as finders' fees in connection with the Company's private placement of securities in January 1997 (the "Private Placement"). The Warrants are exercisable at $2.50 per share and expire December 31, 2000.

(10) Includes (i) 356,250 Shares issuable upon the exercise of Warrants issued to the Trust in connection with the Private Placement; (ii) 50,000 Shares issuable upon the exercise of Warrants granted as a finder's fee in connection with the Private Placement; and (iii) 200,000 Shares issued to the Trust upon the exercise in October 1997 of warrants issued in the Private Placement at a reduced exercise price of $1.10 per share. The Shares are being included herein in accordance with a registration rights agreement. The Warrants are exercisable at $2.50 per share and expire December 31, 2000.

(11) Includes: (i) 150,000 Shares issuable upon exercise of Warrants issued in connection with the Private Placement; and (ii) 350,000 Shares issued to Adjunct & Co. upon the exercise in October 1997 of warrants issued in the Private Placement at a reduced exercise price of $1.10 per share. The Shares are being included herein in accordance with a registration rights agreement. The Warrants are exercisable at $2.50 per share and expire December 31, 2000.

(12) Includes: (i) 450,000 Shares issuable upon exercise of Warrants issued in connection with the Private Placement; and (ii) 100,000 Shares issued to Fortuna Investment Partners LP upon the exercise in October 1997 of warrants issued in the Private Placement at a reduced exercise price of $1.10 per share. The Shares are being included herein in connection with a certain registration rights agreement. The Warrants are exercisable at $2.50 per share and expire December 31, 2000.

(13) Includes 112,500 Shares issuable upon exercise of Warrants issued in connection with the Private Placement. The Warrants are exercisable at $2.50 per share and expire December 31, 2000.

(14) Includes 56,250 Shares issued to the Trust upon the exercise in October 1997 of warrants issued in the Private Placement at a reduced exercise price of $1.10 per share. The shares are being included herein in connection with a certain registration rights agreement.

(15) Includes 1,250 Shares issuable upon the exercise of Warrants granted to the holder, a supplier to the Company, in settlement of certain amounts owing to the holder. The Warrants are exercisable at $2.50 per share and expire December 31, 2000.

(16) Includes 20,000 Shares issuable upon the exercise of Warrants granted to the holder, a supplier to the Company, in settlement of certain amounts owing to the holder. The Warrants are exercisable at $2.50 per share and expire December 31, 2000.

(17) Includes 1,250 Shares issuable upon the exercise of Warrants granted to the holder, a supplier to the Company, in settlement of certain amounts owing to the holder. The Warrants are exercisable at $2.50 per share and expire December 31, 2000.

(18) Ms. Teitelbaum is an employee of the Company. Includes 50,000 Shares issuable upon the exercise of Warrants issued to Ms. Teitelbaum as a portion of her compensation for services rendered to the Company. The Warrants are exercisable at $2.50 per share and expire December 31, 2000.

(19) Includes: (i) 40,000 Shares issued to Mr. Abrahami in July 1997 pursuant to an agreement dated April 30, 1997 in consideration of certain services rendered to the Company; (ii) 100,000 Shares issuable upon exercise of Options granted to Mr. Abrahami in July 1997 pursuant to an agreement dated April 30, 1997 in consideration of certain services rendered to the Company; and (iii) 140,000 shares issuable upon the exercise of Warrants issued to Mr. Abrahami in accordance with an employment agreement dated as of May 1, 1997 between the Company and Mr. Abrahami. The Warrants are exercisable at $2.50 per share and expire December 31, 2000. The Options are exercisable at $1.8750 per share and expire December 1998. Mr. Abrahami is Chief Operating Officer of the Company and the husband of Yona Abrahami, Chief Operating Officer of the Chatterley division of the Company, a director and a principal shareholder of the Company. Does not include 1,300,000 shares of Common Stock beneficially owned by Ms. Abrahami (subject to reduction in accordance with an agreement to be negotiated by the Company and Ms. Abrahami), of which Mr. Abrahami disclaims beneficial ownership.

(20) Ms. Abramson is a former officer and director of the Company. Includes 30,000 shares issued to Ms. Abramson in lieu of certain cash payments due under a certain settlement agreement dated April 1, 1996 between the Company and Ms. Abramson.

                              PLAN OF DISTRIBUTION

        All of the Shares offered hereby are being offered on behalf of the Selling Securityholders. The Shares offered hereby include 1,996,250 shares of Common Stock (subject to adjustments) issuable upon exercise in full of Warrants to purchase 1,996,250 shares of Common Stock, at an exercise price of $2.50 per share, and 100,000 shares of Common Stock (subject to adjustments) issuable upon the exercise in full of the Options to purchase 100,000 shares of Common Stock, at an exercise price of $1.8750 per share. See "Selling Securityholders" and "Description of Capital Stock."

        The Selling Securityholders have advised the Company that the sale of the Shares may be effected directly to purchasers by the Selling Securityholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve block transactions). Any sales of the Shares may be effected through the Nasdaq SmallCap Market, in private transactions or otherwise. The Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the Selling Securityholders effect sales of Shares through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom they may act as agent or as principal or both. Those persons who act as broker-dealers or underwriters in connection with the sale of the Shares will be selected by the Selling Securityholders and may have other business relationships with, and perform services for, the Company. Any Selling Securityholder, underwriter or broker-dealer who participates in the sale of the Shares may be deemed to be an underwriter" within the meaning of Section 2(l 1) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

        The anti-manipulation provisions of Rules 101 through 104 under the Exchange Act may apply to purchases and sales of Common Stock by the Selling Securityholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the Common Stock.

        Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be able to be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        The Company is required to pay expenses incident to the registration, offering and sale of the Shares pursuant to this Offering. The Company has also agreed to indemnify certain of the Selling Securityholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. The Company estimates that expenses of the Offering to be borne by it will be approximately $16,900.

        The Company has advised the Selling Securityholders that if a particular offer of Shares is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

        The Company's Restated Certificate of Incorporation, as amended, authorizes the issuance of 10,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). As of the date of this Prospectus, 5,231,750 shares of Common Stock are issued and outstanding, no shares of Preferred Stock are issued and outstanding, and approximately 3,372,555 shares of Common Stock (subject to adjustments) are issuable upon exercise of outstanding options and warrants (including 1,996,250 Shares upon exercise of the Warrants and 100,000 Shares upon exercise of the Options). As of the date of this Prospectus, there were approximately 30 stockholders of record with respect to the Company's outstanding Common Stock.

COMMON STOCK

        Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have any cumulative voting rights. The rights, privileges and preferences of the holders of Common Stock are subordinate to the rights of holders of any shares of Preferred Stock that may be issued by the Company in the future. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors from time to time out of funds legally available therefore, subject to, among other things, those factors described under the heading "Risk Factors." Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Common Stock are entitled to receive pro rata all assets available for distribution to its stockholders after payment or provision for payment of debts and other liabilities of the Company and payments, if any, due to any holders of any outstanding Preferred Stock. As of the date of this Prospectus, there are no preemptive or other subscription rights or redemption or sinking fund provisions with respect to the Common Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

        The New York Business Corporation Law ("NYBCL"), in general, allows corporations to indemnify their officers and directors against any judgment, fine, settlement or reasonable expenses incurred in any non-derivative civil or criminal action, or against any settlement or reasonable expenses in any derivative civil action, if the officer or director acted in good faith and for a purpose that person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action, the officer or director must have had no reasonable cause to believe that that person's conduct was unlawful. Partial indemnification is allowed in cases where the officer or director was partially successful in defeating the claim. The NYBCL also provides that it is not exclusive of any other rights to which an officer or director may be entitled under the certificate of incorporation or by-laws or pursuant to an agreement, resolution of shareholders or resolution of directors which are authorized by the certificate of incorporation or by-laws; provided that no indemnification may be made if a judgment or other final adjudication adverse to the officer or director establishes that that person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that that person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

        The Company's Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by New York law. The Company also has entered into indemnification agreements with certain of its directors and executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference into this
Prospectus:

               1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, filed with the Commission on April 18, 1997.

               2. The Company's amended Annual Report on Form 10-KSB/A for the year ended December 31, 1996, filed with the Commission on May 28, 1997.

               3. The Company's Current Report on Form 8-K dated on or about June 3, 1997, filed with the Commission on June 3, 1997

               4. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, filed with the Commission on May 15, 1997.

               5. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission on August 12, 1997.

               6. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed with the Commission on November 14, 1997.

               7. The Company's Current Report on Form 8-K dated on or about September 11, 1997, filed with the Commission on September 11, 1997

               8. The Company's Current Report on Form 8-K/A dated on or about November 14, 1997, filed with the Commission on November 14, 1997

               9. The Description of the Common Stock contained the Company's Registration Statement on Form 8-A filed with the Commission on September 28, 1995 (File No. 1-13984).

        In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective filing dates of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (excluding any exhibits to such documents). Requests for copies should be directed to Creative Bakeries, Inc., 20 Passaic Avenue, Fairfield, New Jersey 07004, Attention: Secretary.

                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York.

                                     EXPERTS

        The financial statements as of December 31, 1996 and 1995 and for the years then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Creative Bakeries, Inc. for the year ended December 31, 1996, have been so incorporated in reliance on the report of Weinick, Sanders & Co., LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Chatterley Elegant Desserts, Inc. as of December 31, 1996 and 1995 and for the years then ended incorporated in this Prospectus by reference to the Current Report on Form 8-K/A of Creative Bakeries, Inc. filed with the Securities and Exchange Commission on November 14, 1997, have been so incorporated in reliance on the report of H.J. Behrman & Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

        The Company has filed with the Commission under the Securities Act a Registration Statement on Form S-3 (the "Registration Statement") with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits and schedules thereto as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

        The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith files certain periodic reports, proxy statements and other information with the Commission. Reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549, at prescribed rates. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W, Washington, D.C. 20002. The Commission maintains a worldwide web site on the Internet at http:\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

================================================================================

        No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities specifically offered hereby or an offer to sell or a solicitation of an offer to buy in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since the date hereof.

                               -------------------



                                TABLE OF CONTENTS


                                                                                          Page
                                                                                          ----

Risk Factors..................................................................................
The Company...................................................................................
Use of Proceeds...............................................................................
Selling Securityholders.......................................................................
Plan of Distribution..........................................................................
Description of Capital Stock..................................................................
Incorporation of Certain Information by
  Reference...................................................................................
Legal Matters.................................................................................
Experts.......................................................................................
Available Information.........................................................................



                                2,872,500 Shares

                                  Common Stock

                                    CREATIVE
                                    BAKERIES
                                      INC.

                             ----------------------
                                   PROSPECTUS
                             ----------------------







                                                                          , 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses to be paid by the Company in connection with the sale and distribution of the Shares offered hereby (other than underwriting discounts and commissions). All amounts shown are estimates, except for the Securities and Exchange Commission filing fee.


        Securities and Exchange Commission filing fee...............................$ 1,523.30
        Nasdaq SmallCap Market additional share listing fee.........................$    7,500
        Legal fees and expenses.....................................................$    5,000
        Blue Sky fees and expenses..................................................$    1,500
        Printing and engraving expenses.............................................$      900
        Miscellaneous...............................................................$      500
                                                                                    ----------
        Total fees and expenses.....................................................$16,923.30
                                                                                    ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The New York Business Corporation Law ("NYBCL"), in general, allows corporations to indemnify their officers and directors against any judgment, fine, settlement or reasonable expenses incurred in any non-derivative civil or criminal action, or against any settlement or reasonable expenses in any derivative civil action, if the officer or director acted in good faith and for a purpose that person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action, the officer or director must have had no reasonable cause to believe that that person's conduct was unlawful. Partial indemnification is allowed in cases where the officer or director was partially successful in defeating the claim. The NYBCL also provides that it is not exclusive of any other rights to which an officer or director may be entitled under the certificate of incorporation or by-laws or pursuant to an agreement, resolution of shareholders or resolution of directors which are authorized by the certificate of incorporation or by-laws; provided that no indemnification may be made if a judgment or other final adjudication adverse to the officer or director establishes that that person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that that person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

        The Company's Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by New York law. The Company also has entered into indemnification agreements with certain of its directors and executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS.

        The following is a list of Exhibits filed as a part of this Registration
Statement:




         EXHIBIT NUMBER                               DESCRIPTION OF DOCUMENT
         --------------                               -----------------------

              *5.1                 Opinion of Baer Marks & Upham LLP (regarding the validity
                                   of the shares of the Common Stock).

              *23.1                Consent of Baer Marks & Upham LLP (included in Exhibit
                                   5.1).

              *23.2                Consent of Weinick, Sanders & Co., LLP, Independent
                                   Accountants.

              *23.3                Consent of H.J. Behrman & Company, Independent
                                   Accountants

               24.1                Power of Attorney (included on page II-3)


----------------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

        (a)    The Registrant hereby undertakes the following:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration statement or any material change to such information in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

               (4) That for purposes of determining any liability under the Securities Act each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 1997.

                                              CREATIVE BAKERIES, INC.

                                              By:     /s/ Philip Grabow
                                                --------------------------
                                                         Philip Grabow
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENT'S, that each director and officer whose signature appears below constitutes and appoints Philip Grabow, as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              Signature                               Title                           Date
              ---------                               -----                           ----
       /s/ Philip Grabow
    -----------------------------      Chairman of the Board, President        November 21, 1997
            Philip Grabow              and Chief Executive Officer
                                       (Principal Executive Officer)

        /s/ Ashwin Shah
    -----------------------------      Chief Financial Officer (Principal      November 21, 1997
             Ashwin Shah               Financial and Accounting Officer)


         /s/ Richard Fechtor           Director                                November 21, 1997
    -----------------------------
           Richard Fechtor

       /s/ Raymond McKinstry           Director                                November 21, 1997
    -----------------------------
          Raymond McKinstry

        /s/ Kenneth Sitomer            Director                                November 21, 1997
    -----------------------------
         Kenneth Sitomer

        /s/ Karen Brenner              Director                                November 21, 1997
    -----------------------------
            Karen Brenner

        /s/ Yona Abrahami              Director                                November 21, 1997
    -----------------------------
            Yona Abrahami


                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT



   EXHIBIT NUMBER                 DESCRIPTION OF DOCUMENT
   --------------                 -----------------------

        *5.1          Opinion of Baer Marks & Upham LLP

        *23.1         Consent of Baer Marks & Upham LLP (included in Exhibit 5.1).

        *23.2         Consent of Weinick, Sanders & Co., LLP, Independent Accountants.

        *23.3         Consent of H.J. Behrman & Company, Independent Accountants

         24.1         Power of Attorney (included on page II-3).

-------------------------------
* To be filed by amendment.